EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
February 25, 2009

USEC Reports $49 Million Net Income for 2008

•	Net income of $48.7 million for full year; $25.1 million for 4th quarter

•	Cash flow used in operations of $104.9 million due to inventory build for 2009 sales

•	2009 guidance sees higher revenue, gross margin pressure due to higher power and Russian purchase costs

BETHESDA, Md. – USEC Inc. (NYSE:USU) today reported net income for 2008 of $48.7 million or 35 cents per diluted share (44 cents per basic share) compared to net income of $96.6 million or 94 cents per diluted share ($1.04 per basic share) for 2007. The results in 2007 benefited approximately $22.1 million from non-cash reversals of previously recorded accruals for taxes and interest associated with the accounting standard known as FIN 48. For the fourth quarter ended December 31, 2008, USEC earned $25.1 million, matching net income for the same quarter of 2007.

The financial results in the full year and fourth quarter reflect the previously reported anticipated decline in separative work unit (SWU) volume compared to 2007 resulting from the timing of customer refueling cycles. For the year, the average SWU price billed to customers was 2 percent higher than 2007 but SWU volume was 27 percent lower in 2008 than in the previous year. Our financial results were better than guidance provided in November due to the timing of recognition of previously deferred revenue for uranium sales, lower than planned expenses related to the American Centrifuge project, and lower cost of sales as anticipated higher power costs moderated in the fourth quarter.

“We had a solid fourth quarter, and the full-year results came in better than expected,” said John K. Welch, USEC president and chief executive officer. “Given that SWU sales were down by about a quarter year over year due to the timing of our customers’ refueling schedules, we were pleased with the bottom line.

“Looking forward, our guidance for 2009 shows we expect a dramatic rebound in revenue as SWU volume and price both improve. However, our gross profit margins will likely be lower as our electric power and purchase costs from Russia are increasing at a faster pace than average prices billed to customers,” Welch said. “Additionally, the sharp downturn in the financial markets reduced the value of our pension investments, which will require us to record higher pension costs in 2009.”

A majority of reactors served by USEC are refueled on an 18-to-24-month cycle, and our guidance for 2009 anticipates an approximately 40 percent increase in SWU sales volume that reflects the high number of customer reactors to be refueled in 2009. Therefore, short-term comparisons of USEC’s financial results are not necessarily indicative of longer-term results.

Revenue

Revenue for the fourth quarter was $431.9 million, a decline of 30 percent compared to the same quarter of 2007. Revenue from the sale of SWU for the quarter was $314.3 million compared to $536.1 million in the same period last year. The volume of SWU sales declined 45 percent in the quarter while average prices billed to customers increased 6 percent. Revenue from the sale of uranium was $62.6 million, an increase of $33.3 million from the same quarter last year. The quarterly results reflect a 37 percent decrease in uranium volume sold at average prices that were more than 200 percent higher than in the 2007 period due to the mix, timing and terms of uranium contracts. Revenue from our U.S. government contracts segment was $55 million compared to $51.8 million in the fourth quarter last year, a 6 percent increase, primarily driven by the timing of sales by our NAC subsidiary.

For the full year, revenue was $1,614.6 million, a decline of 16 percent over 2007. The timing impact of reactor refueling in 2008 on SWU sales is clear as SWU volume was down 27 percent compared to 2007. Average SWU prices billed to customers increased 2 percent compared to last year. The volume of uranium sold decreased by 4 percent and the average price billed to customers increased 38 percent. Revenue from U.S. government contracts and other was $222 million, a 14 percent improvement primarily due to increased contract work related to cold shutdown efforts at the Portsmouth plant, incremental revenue for DOE contract work done in prior years that was recognized in 2008, and increased revenue recorded by NAC due to the timing of sales.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until low enriched uranium is physically delivered. At December 31, 2008, deferred revenue totaled $196.3 million, an increase of $79.9 million from December 31, 2007. The gross profit associated with deferred revenue as of December 31, 2008, was $84.9 million.

Cost of Sales, Gross Profit Margin and Expenses

Cost of sales for 2008 for SWU and uranium was $1,202.2 million, a decrease of $271.4 million or 18 percent, due to the substantial decline in SWU sales volume noted above, offset by higher unit costs. Cost of sales for SWU and uranium reflects monthly moving average inventory costs based on production and purchase costs. During 2008, the unit cost of sales per SWU was 4 percent higher than the year before, reflecting changes in the monthly moving average SWU inventory costs. Production costs increased $108.5 million or 14 percent in 2008 compared to 2007, primarily as a result of buying 12 percent more electric power and an average cost per megawatt hour that increased by 6 percent.

Under the June 2007 power purchase contract with the Tennessee Valley Authority, we bought approximately 1.6 million more megawatt hours of electric power during 2008 than in 2007. The additional power is used to increase SWU production and to underfeed the enrichment process. The quantity of uranium that is added to uranium inventory from underfeeding is accounted for as a byproduct of the enrichment process. Production costs are allocated to the uranium added to inventory based on the net realizable value of the uranium, and the remainder of the production costs are allocated to SWU inventory costs. Production volume increased by 10 percent, and overall unit production costs increased in 2008 by 3 percent. Purchase costs paid to Russia increased by $53 million in 2008, reflecting an 11 percent increase in the unit purchase cost. These purchase prices are set by a market-based pricing formula and have increased as market prices have increased in recent years. Cost of sales for U.S. government contracts was $183.6 million in 2008, an increase of $16.7 million or 10 percent.

The gross profit for 2008 was $228.8 million, a decrease of $58.7 million or 20 percent over the previous year. The gross profit margin for the year was 14.2 percent compared to 14.9 percent in 2007. The lower gross profit margin reflects lower margins in the LEU segment, slightly offset by higher margins in the U.S. government contracts segment. The gross profit margin in the fourth quarter of 2008 was 18.1 percent compared to 12.1 percent in the same quarter of 2007, largely due to higher margin uranium sales recognized during the quarter.

Selling, general and administrative expenses in 2008 were $54.3 million, an increase of $9 million over 2007. The SG&A expense in the fourth quarter was $13.6 million, an increase of $1.3 million over the same period in 2007. Among the factors that increased SG&A year over year were higher consulting expense related to strategy, enterprise risk management and organizational efforts, higher travel costs related to the American Centrifuge project, and higher compensation expense. The expense in the 2007 period included a $3.4 million credit resulting from the reversal of a previously accrued tax penalty.

Advanced technology expenses, primarily related to the demonstration of the American Centrifuge technology, were $29 million in the fourth quarter and $110.2 million for the full year of 2008, a slight increase of $1.8 million quarter to quarter and a decrease of $17.1 million compared to the full year of 2007. The lower expense for the year reflects fewer activities associated with assembling and testing of centrifuge machines at our Oak Ridge test facilities and increased spending in activities related to capitalized construction work in progress on the centrifuge machines and the American Centrifuge Plant (ACP).

Cash Flow

At December 31, 2008, USEC had a cash balance of $248.5 million compared to $886.1 million at December 31, 2007. Cash flow used in operations in 2008 was $104.9 million, compared to cash flow from operations of $109.2 million in the previous year. The $214.1 million difference was due to an increase in the net inventory balance of $270.6 million, reflecting increased production for SWU sales in future periods. Capital expenditures, primarily related to construction of the American Centrifuge Plant, totaled $441.9 million during 2008 compared to $137.2 million in 2007.

2009 Outlook

As expressed in previous guidance, we expect the volume of SWU sold in 2009 to return to a level similar to that seen in 2007. Because a majority of our customers refuel their reactors on an 18-to-24 month cycle, those customers who refueled reactors in 2007 are likely to require LEU again in 2009. In the past five years, we have sold roughly 10 to 13 million SWU per year, and we expect to exceed the high end of that range in 2009.

We expect total revenue in the range of $2.2 to $2.25 billion in 2009. Revenue from SWU sales is expected to be approximately $1.8 billion, or about 50 percent higher than 2008. SWU volume is expected to be approximately 40 percent higher and the average price billed to customers is expected to be 10 percent higher. Revenue from uranium is expected to decline to just under $200 million in 2009 as spot uranium prices gradually fell during 2008. The recognition of this revenue is subject to the timing of uranium used as feed stock in LEU deliveries. Revenue from government services and other is expected to be relatively flat at about $220 million in 2009.

Electric power represents 70 percent to 75 percent of our cost of production at the Paducah GDP. We have a contract with the Tennessee Valley Authority to purchase 2,000 megawatts of power during the non-summer months of 2009 at a fixed base price that increased slightly over 2008. Under this contract we also pay an adjustment to reflect the cost of fuel or purchased power above or below the cost assumed in that base price. The fuel cost adjustment averaged 15 percent above the base price in 2008 and TVA has continued to forecast increased fuel and purchased power costs for 2009. The uncertainty of fuel prices in the current economic climate results in difficulty in predicting this major production cost component, and variations from our forecast can significantly affect results. We produce about half of our supply and purchase half from Russia under the Megatons to Megawatts program. Under the program’s market-based pricing formula, we expect to pay Russia about 11 percent more for LEU purchased in 2009 compared to 2008, reflecting increases in SWU market price indicators in recent years.

Our cost of sales, reflecting higher production and purchase costs rolling through our inventory, is increasing faster than our average price billed to customers. This has put pressure on our gross margin in recent years and that trend is expected to continue in 2009. Thus, although our average price billed to customers is expected to improve from last year, the expected increase in cost of sales is greater. We expect our gross profit margin in 2009 to be between 10 percent and 12 percent, compared to 14.2 percent in 2008.

The sharp downturn in the fair value of pension and postretirement benefit plan assets, due primarily to market conditions from 2008, will also result in higher net benefit costs in 2009. These net benefit costs are embedded in our costs for both business segments, as well as selling, general and administrative (SG&A) expense. Combined, this net benefit cost is estimated to be approximately $51 million higher than in 2008 and will also require us to fund these plans by approximately $15 million more than in 2008.

Below the gross profit line, we expect SG&A expense to be approximately $57 million in 2009. We expect our income tax rate will be close to the combined federal and state statutory rate. Although much of our spending on the American Centrifuge Plant is anticipated to be capitalized, we expect to continue development and value engineering efforts that are expensed. We expect to expense roughly $120 million of spending during 2009. In addition, our baseline plan for ACP capital expenditures in 2009 is approximately $700 million but this amount will be affected by our announced plan to slow down spending on the ACP.

Based on these projections, we anticipate net income in a range of $25 to $50 million for 2009. Cash flows from operations in 2008 were negative in part due to a build-up of SWU inventory in advance of higher anticipated SWU deliveries in 2009. This inventory is expected to be monetized in 2009, thus substantially improving cash flow from operations, year over year. Although we expect higher disbursements for electric power, increased purchase costs from Russia and continued significant ACP spending that is expensed, we anticipate cash flow generated from operations in a range of $240 to $275 million.

Our financial results guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause substantial differences between our guidance and ultimate results. Among the factors that could affect net income and cash flows are:

•	Changes to the electric power fuel cost adjustment from our current projection;

•	The potential for significantly reduced ACP spending as a result of our announced plan to slow down project spending;

•	The amount of spending on the ACP that is classified as an expense;

•	The timing of recognition of previously deferred revenue, particularly related to the sale of uranium;

•	Movement and timing of customer orders;

•	Changes in SWU and uranium market price indicators, and changes in inflation that can affect the price of SWU billed to customers; and

•	Additional uranium sales made possible by underfeeding the production process at the Paducah GDP.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

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Forward Looking Statements

This news release contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the deployment of the American Centrifuge technology, including our ability to meet targets for performance, cost and schedule and to obtain financing; our success in obtaining a loan guarantee for the American Centrifuge Plant and the impact of delays in financing on project spending, cost and schedule; uncertainty regarding the cost of electric power used at our gaseous diffusion plant; our dependence on deliveries under the Russian Contract and on a single production facility; our inability under most existing long-term contracts to directly pass on to customers increases in our costs; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends in the uranium and enrichment markets and their impact on our profitability; changes to, or termination of, our contracts with the U.S. government and changes in U.S. government priorities and the availability of government funding, including loan guarantees; the impact of government regulation; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the potential impact of volatile financial market conditions on our pension assets and credit and insurance facilities; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.

Contacts:
Investors: Steven Wingfield (301) 564-3354
Media: Elizabeth Stuckle (301) 564-3399

USEC Inc.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(millions, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue:
Separative work units	$314.3	$536.1	$1,175.5	$1,570.5
Uranium	62.6	29.3	217.1	163.5
U.S. government contracts and other	55.0	51.8	222.0	194.0

Total revenue	431.9	617.2	1,614.6	1,928.0

Cost of sales:
Separative work units and uranium	308.0	497.3	1,202.2	1,473.6
U.S. government contracts and other	45.8	45.3	183.6	166.9

Total cost of sales	353.8	542.6	1,385.8	1,640.5

Gross profit	78.1	74.6	228.8	287.5
Advanced technology costs	29.0	27.2	110.2	127.3
Selling, general and administrative	13.6	12.3	54.3	45.3

Operating income	35.5	35.1	64.3	114.9
Interest expense	1.8	7.7	17.3	16.9
Interest (income)	(3.4)	(12.1)	(24.7)	(33.8)

Income before income taxes	37.1	39.5	71.7	131.8
Provision for income taxes	12.0	14.4	23.0	35.2

Net income	$25.1	$25.1	$48.7	$96.6

Net income per share – basic	$.23	$.22	$.44	$1.04
Net income per share – diluted	$.16	$.18	$.35	$.94
Weighted average number of shares outstanding:
Basic	110.8	110.1	110.6	93.0
Diluted	158.9	158.4	158.7	105.8

USEC Inc.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(millions, except share and per share data)

	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$248.5	$886.1
Accounts receivable	154.1	252.9
Inventories:
Separative work units	813.0	677.3
Uranium	402.1	465.9
Materials and supplies	16.8	10.2

Total Inventories	1,231.9	1,153.4
Deferred income taxes	67.9	49.5
Other current assets	188.3	88.7

Total Current Assets	1,890.7	2,430.6
Property, Plant and Equipment, net	736.1	292.2
Other Long-Term Assets
Deferred income taxes	273.3	180.1
Deposit for surety bonds	135.1	97.0
Pension asset	—	67.1
Bond financing costs, net	12.0	13.8
Goodwill	6.8	6.8
Other long-term assets	1.3	0.2

Total Other Long-Term Assets	428.5	365.0

Total Assets	$3,055.3	$3,087.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$95.7	$—
Accounts payable and accrued liabilities	172.3	162.2
Payables under Russian Contract	121.5	112.2
Inventories owed to customers and suppliers	130.2	322.3
Deferred revenue and advances from customers	196.7	119.1

Total Current Liabilities	716.4	715.8
Long-Term Debt	575.0	725.0
Other Long-Term Liabilities
Depleted uranium disposition	119.5	98.3
Postretirement health and life benefit obligations	168.1	130.6
Pension benefit liabilities	223.1	23.0
Other liabilities	90.8	85.6

Total Other Long-Term Liabilities	601.5	337.5
Stockholders’ Equity
Preferred stock, par value $1.00 per share, 25,000,000 shares authorized, none issued	—	—
Common stock, par value $.10 per share, 250,000,000 shares authorized, 123,320,000 shares issued	12.3	12.3
Excess of capital over par value	1,184.2	1,186.2
Retained earnings	263.9	215.2
Treasury stock, 11,564,000 and 12,741,000 shares	(84.1)	(92.9)
Accumulated other comprehensive loss, net of tax	(213.9)	(11.3)

Total Stockholders’ Equity	1,162.4	1,309.5

Total Liabilities and Stockholders’ Equity	$3,055.3	$3,087.8

USEC Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(millions)

	Years Ended December 31,
	2008	2007	2006
Cash Flows From Operating Activities
Net income	$48.7	$96.6	$106.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	34.2	39.5	36.7
Deferred income taxes	3.1	(40.6)	(13.4)
Impairment of intangible asset	—	—	2.6
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	98.8	(37.0)	40.8
Inventories – net (increase) decrease	(270.6)	36.2	176.1
Payables under Russian Contract – increase (decrease)	9.3	6.9	(6.3)
Deferred revenue, net of deferred costs – increase (decrease)	24.5	5.1	(3.7)
Accrued depleted uranium disposition	21.2	26.8	24.5
Accounts payable and other liabilities – (decrease)	(31.2)	(25.1)	(82.1)
Other, net	(42.9)	0.8	(3.3)

Net Cash Provided by (Used in) Operating Activities	(104.9)	109.2	278.1

Cash Flows Used in Investing Activities
Capital expenditures	(441.9)	(137.2)	(44.8)
Deposits for surety bonds	(35.3)	(33.2)	(34.8)

Net Cash (Used in) Investing Activities	(477.2)	(170.4)	(79.6)

Cash Flows Provided by (Used in) Financing Activities
Borrowings under credit facility	48.3	75.1	133.8
Repayments under credit facility	(48.3)	(75.1)	(133.8)
Repayment and repurchases of senior notes, including premiums	(54.3)	—	(288.8)
Tax benefit related to stock-based compensation	—	0.9	0.4
Proceeds from issuance of convertible senior notes	—	575.0	—
Payments made for deferred financing costs	(1.3)	(14.3)	(0.3)
Common stock issued, net of issuance costs	0.1	214.3	2.5

Net Cash Provided by (Used in) Financing Activities	(55.5)	775.9	(286.2)

Net Increase (Decrease)	(637.6)	714.7	(87.7)
Cash and Cash Equivalents at Beginning of Period	886.1	171.4	259.1

Cash and Cash Equivalents at End of Period	$248.5	$886.1	$171.4

Supplemental Cash Flow Information
Interest paid, net of capitalized interest	$15.9	$6.9	$19.3
Income taxes paid	50.0	101.9	107.3